EXHIBIT TO ITEM 77C


Touchstone Investment Trust

At a meeting held on February 12, 2015, the Board of Trustees of the Touchstone Investment Trust approved the reorganization of the Touchstone Institutional Money Market Fund and the Touchstone Money Market Fund into the Dreyfus Cash Management and the General Money Market Fund, Inc., respectively, each managed by Dreyfus Corporation. A shareholder meeting was held on May 8, 2015 for the purpose of approving the reorganization. Shareholders approved the reorganization of the Touchstone Institutional Money Market Fund. The meeting was reconvened on June 5, 2015, and shareholders of the Touchstone Money Market Fund approved the reorganization. The results of the voting are as follows:



Touchstone Institutional Money Market Fund

   For                Against                  Abstain
529,181,036.09          0.0                      0.0



Touchstone Money Market Fund

   For                Against                  Abstain
164,118,249.630      1,046,969.960           4,492,196.000